UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 9, 2017

LILIS ENERGY, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-35330	74-3231613
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

300 E. Sonterra Blvd., Suite No. 1220
San Antonio, TX	78258
(Address of Principal Executive Offices)	(Zip Code)

(210) 999-5400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On November 10, 2017, Lilis Energy, Inc. (the “Company”) entered into a third amendment (the “Amendment”) to its existing second lien credit agreement (the “Credit Agreement”), dated April 26, 2017, as amended, by and among the Company, the Guarantors, Wilmington Trust, National Association, as administrative agent, and the lenders party thereto, including Värde Partners, Inc., as lead lender. The Amendment increased by $25.0 million the amount of delayed draw term loans available for borrowing under the Credit Agreement. As previously disclosed, in October 2017, the Company borrowed the full $45 million of delayed draw term loans available under the Credit Agreement prior to the Amendment. The additional $25.0 million of delayed draw term loans is undrawn as of November 14, 2017 and will be available for borrowing by the Company in one or more drawings of $5.0 million or more from time to time on or before February 28, 2019, subject to certain conditions. Proceeds of the additional loans may be used to fund oil and gas property acquisitions, subject to certain limitations, or drilling and completions costs or for other general corporate purposes.

The foregoing description of the terms of the Amendment is not complete and is qualified in its entirety by reference to the copy of the Amendment, which is filed as exhibit 10.1 to this Current Report on Form 8-K.

Item 2.01	Completion of Acquisition or Disposition of Assets.

As disclosed in the Company’s Current Report on Form 8-K filed on October 10, 2017, the Company entered into a lease acquisition agreement (the “Acquisition Agreement”), dated October 3, 2017 with KEW Drilling, a Delaware limited partnership (the “Seller”), pursuant to which the Company will initially acquire from Seller approximately 4,051 undeveloped net acres in Winkler County, Texas and is committed, subject to the terms and conditions of the Agreement, to acquire additional undeveloped oil and gas leases in Winkler County, Texas for an aggregate purchase price of up to $45,600,000 initially with a commitment for up to $47,000,000 for additional oil and gas leases pursuant to the terms set forth in the Acquisition Agreement (collectively, the “Leases”). Once the value of the additional Leases to be acquired exceeds the $47,000,000 aggregate purchase price threshold (calculated on a per-net-acre basis), the Company has the option, but not the obligation, to acquire any additional oil and gas leases that are acquired by Seller and meet the specifications set forth in the Acquisition Agreement.

On November 9, 2017, the Company closed on the initial settlement of approximately 3,200 net acres in Winkler County, Texas for approximately $35.8 million and expects to complete the close of the remaining net acreage in early December 2017.

Item 2.02	Results of Operations and Financial Condition

On November 14, 2017, the Company issued a press release announcing information regarding the Company’s leasehold activity, continued results of its drilling and completion operations and a general operations update. A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

The information furnished under this Item 2.02, including the accompanying Exhibit 99.1, shall not be deemed to be “filed” for any purpose, including for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of such section. The information in this Item 2.02 shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act regardless of any general incorporation language in such filing, except as shall be expressly set forth by specific reference in such a filing.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
10.1	Amendment No. 3 to Credit Agreement, dated November 10, 2017 by and among Lilis Energy, Inc., the Guarantors party thereto, the Lenders party thereto and Wilmington Trust, National Association, as administrative agent.
99.1	Press Release of Lilis Energy, Inc. dated November 14, 2017.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 14, 2017	LILIS ENERGY, INC.

	By:	/s/ Joseph Daches
Executive Vice President, Chief Financial Officer and Treasurer